Exhibit 4.20

AMENDMENT TO WARRANT

THIS AMENDMENT TO WARRANT (this "Amendment") is made and entered into as of June 30th 2013 by and between NewLead Holdings Ltd, a Bermuda-registered company ("Newlead") and Cypress Camon Investment Management, LLC, a Delaware series limited liability company ("Cypress").

RECITALS:

WHEREAS, Newlead and Cypress entered into a Warrant dated as of January 1, 2013 and valid until January 1, 2023, (the "Warrant");

WHEREAS, pursuant to the Warrant, Cypress is entitled to purchase from Newlead US$6,400,000 (United States Dollars six million four hundred thousand) in common shares, $0.01 par value per share of Newlead;

WHEREAS, the exercise price of the Warrant was market value per share (the "Exercise Price"); and

WHEREAS, for clarity sake the parties agreed to amend the Exercise Price of the Warrant to US$0.40 per share.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Amendments to First Paragraph. The Warrant is hereby amended, effective as of January 1, 2013 (the "Effective Date"), so that the first paragraph of the Warrant shall read in its entirety as follows:

   "**NEWLEAD HOLDINGS LTD.**, a Bermuda corporation (the **"Company"**), hereby certifies that, for value received, **CYPRESS CAMON INVESTMENT MANAGEMENT, LLC** or its registered assigns (the **"Holder"**), is entitled to purchase from the Company $6,400,000 (dollars six million four hundred thousand) in common shares, $0.01 par value per share of the Company (the **"Common Stock"**) (each such share, a **"Warrant Share"** and all such shares, the **"Warrant Shares"**) at an exercise price equal to US$0.40 per share (as adjusted from time to time as provided in Section 8, the **"Exercise Price"**), at any time and from time to time from and after the date hereof and through and including January 1, 2023 (the **"Expiration Date"**), and subject to the terms and conditions contained herein."

1. Amendments to Section 9(b).

(a) Section 9(b) of the Warrant is hereby amended effective as of the Effective Date, by amending and restating the definition for item "A" therein in its entirety to read as follows:

"A = the Closing Price (defined below) for the Warrant Shares immediately prior to (but not including) the Exercise Date."

(b) Section 9(b) of the Warrant is hereby further amended, effective as of the Effective Date, by adding thereto the following language immediately below the definition of the formula for a Cashless Exercise:

"As used herein, the "Closing Price" means, for any date, the price determined by the first of the following clauses that applies:

(a) if the Common Stock is then listed or quoted on any Trading Market, the average of the closing prices for the five (5) Trading Days immediately prior to (but not including) the Exercise Date, as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Common Stock is not then listed on a Trading Market and if prices for the Common Stock are then reported in an over the counter market maintained by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the mean between the bid and asked prices per share of the Common Stock so reported on the Trading Day immediately preceding the Exercise Date; or (c) in all other cases, the fair market value of a share of Common Stock determined as of the Trading Day immediately preceding the Exercise Date by the Company's board of directors acting in good faith and certified in a resolution of such board of directors, based on the most recently completed arm's-length transaction involving a transfer of Common Stock between the Company and a Person other than an Affiliate of the Company, the closing of which occurred on such date or within the six-month period preceding such date, or if no such transaction has occurred on such date or within such six-month period, the fair market value of the Common Stock determined as of the Trading Day immediately preceding the Exercise Date by an independent financial expert."

3. No Other Changes. All other provisions of the Warrant not specifically referenced in this Amendment shall remain in full force and effect.

4. Governing Law. This Amendment shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals as of the day and year first above written.

NEWLEAD HOLDINGS, LTD.

By: ______________________

Name: Michail Zolotas

Title: CEO & Chairman

NewLead Holdings Ltd
Hamilton, Bermuda

CYPRESS CAMON INVESTMENT MANAGEMENT, LLC

By: ______________________

Name: Dallas Groth

Title: Managing Member